EXHIBIT 99.1

Adaptive Announces Preliminary Unaudited Revenue for

Full Year 2019

SEATTLE, Wash., January 21, 2020 – Adaptive Biotechnologies Corporation (Nasdaq:ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, announced today preliminary unaudited revenue for the full year 2019.

Preliminary and unaudited revenue for full year 2019 is expected to be in the range of $84 – $85 million, reflecting growth of approximately 52% at the midpoint of the range over full year 2018.

“We are pleased with our strong performance in the fourth quarter, as we continued accelerating our efforts to scale our business to aggressively pursue the large pipeline opportunity in front of us,” said Chad Robins, CEO and co-founder of Adaptive Biotechnologies.  “Following our FDA clearance and reimbursement progress for clonoSEQ, we focused on investing in market development activities to educate clinicians about the benefits of monitoring MRD for their patients, activating key accounts, and establishing order workflow. During the fourth quarter, these investments translated into meaningful growth in our clinical volumes which grew by more than 25% from third quarter 2019.”

Partly reflecting these investments, Adaptive expects operating and net loss for the year ended December 31, 2019 to increase compared to 2018 and expects operating and net loss for the three months ended December 31, 2019 to increase compared to the three months ended September 30, 2019.

The preliminary financial results and clinical volume growth rate included in this release are estimates prior to the completion of Adaptive’s financial closing procedures and audit procedures by its external auditors and therefore may be subject to adjustment when the actual results are available. Adaptive expects to provide full year 2019 financial results during its fourth quarter 2019 earnings call in late February 2020.

About Adaptive Biotechnologies

Adaptive Biotechnologies is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed to develop products in life sciences research, clinical diagnostics, and drug discovery. We have two commercial products, and a robust clinical pipeline to diagnose, monitor and enable the treatment of diseases such as cancer, autoimmune conditions and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Adaptive’s current expectations, including whether actual financial results for 2019 and the fourth quarter of 2019, and actual clinical volume, when available, will be consistent with preliminary financial results and clinical volume, the impact of investing in market development activities, and other business initiatives.  Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those described in Adaptive’s filings with the SEC, including the risks included under the caption “Risk Factors” in the prospectus filed in connection with our initial public offering declared effective on June 26, 2019, as supplemented by risks under the caption “Management’s Discussion & Analysis” in each of our Quarterly Reports on Form 10-Q for the three months ended June 30, 2019 and September 30, 2019, all of which are available on the SEC website at www.sec.gov.  Forward-looking statements contained in this announcement are made as of this date, and Adaptive undertakes no duty to update such information except as required under applicable law.

ADAPTIVE MEDIA
Beth Keshishian
917-912-7195
media@adaptivebiotech.com

ADAPTIVE INVESTORS
Carrie Mendivil
415-937-5405
investors@adaptivebiotech.com